Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (File No. 333-97995 and 333-168332) on Form S-8 of our report dated June 24, 2026, appearing in this Annual Report on Form 11-K of the NBT Bancorp Inc. 401(k) and Employee Stock Ownership Plan for the year ended December 31, 2025.

/s/ Bonadio & Co.,LLP
June 24, 2026
Amherst, NY